Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made as of the 13th day of September, 2010 by and between SELECT MEDICAL CORPORATION, a Delaware corporation, having an address at 4714 Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055 (“Employer”), and DAVID S. CHERNOW, an individual, having an address at 7100 E. Crestline Avenue, Greenwood Village, CO 80111 (“Employee”).
BACKGROUND:
A. Employer is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. Employer also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. The businesses operated by Employer and its affiliates (collectively with Employer, the “Company Group”) now and in the future are hereinafter referred to collectively as the “Business”.
B. Employer desires to employ Employee in connection with Employer’s operation of the Business.
C. Employee desires to be employed by Employer to render services in connection with the Business, on the terms and conditions specified below.
NOW THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound, the parties hereto hereby agree as follows:
Article 1. CAPACITY AND DUTIES
1.01. Employment; Acceptance of Employment. Employer hereby employs Employee, and Employee hereby accepts employment by Employer, subject to all the terms and conditions hereafter set forth.
1.02. Capacity. Employee shall serve as President — Chief Strategy Officer of Employer. Employee shall report to Employer’s Chief Executive Officer, Executive Chairman or such other executive as Employer’s Board of Directors shall designate from time to time.

1.03. Responsibilities. During the term of this Agreement, Employee shall devote his full attention and his best efforts to the performance of the customary duties and responsibilities consistent with Employee’s position as described in Section 1.02. Employee agrees to perform Employee’s duties diligently and to the best of Employee’s abilities, and to perform such additional or different duties and services appropriate to Employee’s position which Employee from time to time may be reasonably directed to perform by Employer. In carrying out his duties hereunder, Employee’s office will be located in Mechanicsburg, Pennsylvania or such other location of Employer’s corporate headquarters from time to time.
1.04. Authority and Control of Employer. Employee shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as Employer or its parent company may establish from time to time, including Employer’s Code of Conduct, and all work performed by Employee shall be subject to review and evaluation by Employer.
1.05. Duties; Conflicts. Employee acknowledges and agrees that Employee owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company Group and to do no act which would injure the Company Group’s business, interests or reputation. Employee shall not, during the Term, without the prior written consent of Employer, engage in any other business, investment or activity, directly or indirectly, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, which interferes with the performance of Employee’s duties hereunder or is contrary to the interests of the Company Group. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company Group, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with the Company Group, or upon discovery thereof, allow such a conflict to continue. Employee shall disclose to Employer any facts which might involve a conflict of interest. Employee shall request the written consent of Employer prior to accepting a position as a trustee, officer or director of any outside organization.
1.06. Time Records. Employee shall submit to Employer such time records as Employer may require from time to time showing the nature of the services performed by Employee and the time Employee actually spent performing those services.
Article 2. TERM OF EMPLOYMENT; TERMINATION
2.01. Term. This Agreement shall commence on the date hereof and remain in effect, unless this Agreement is terminated by either party hereto, or extended by the written agreement of both parties hereto, until the third anniversary of the date hereof. Thereafter, this Agreement shall continue in effect for additional periods of one (1) calendar year each unless either party hereto shall, at least sixty (60) days prior to the end of the then current term, notify the other party hereto of its/his decision to terminate this Agreement effective at the end of the term in which such notice is given (such period, including extensions thereof, being hereinafter referred to as the “Term”).

2.02. Termination.
(a) Death and Disability. The employment of Employee under this Agreement shall immediately terminate (i) upon the death of Employee and (ii) upon the determination that Employee is “disabled.” For purposes of this Agreement, “disabled” or “disability” shall mean that (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Employer, or (iii) Employee is determined to be “disabled” under Employer’s long-term disability insurance plan (provided that the definition of “disability” under such plan complies with the requirements of Section 409A of the Code and the regulations thereunder). Upon a termination of employment described in this Section 2.02(a), (i) Employee or his estate or beneficiaries, as applicable, shall be entitled to receive any base salary and other benefits earned and accrued under this Agreement prior to the date of termination, such amount to be paid within seventy five (75) days following such termination, (ii) any stock options with respect to Employer’s or Select Medical Holdings Corporation’s (“Holdings”) stock held by Employee at the time of such termination shall become fully exercisable as of the date of such termination and shall remain exercisable by Employee or his estate or beneficiaries, as applicable, until the expiration date of such options, notwithstanding any contrary vesting schedules otherwise applicable to such options, and (iii) Employee and his estate and beneficiaries shall have no further rights to any other compensation or benefits, or any other rights, hereunder.
(b) Discharge for Cause. The employment of Employee under this Agreement shall terminate immediately if the Chief Executive Officer or Executive Chairman of Employer discharges Employee for cause. For purposes of this Agreement, “cause” shall mean: (i) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), (ii) the engaging by Employee in willful or reckless misconduct which is demonstrably and materially injurious to Employer monetarily or otherwise, or (iii) the conviction of Employee of a felony involving moral turpitude. For purposes of this Section 2.02(b), an act, or failure to act, on Employee’s part shall be considered “willful” or “reckless” only if done, or omitted to be done, by his not in good faith and without a reasonable belief that his action or omission was in the best interest of Employer. Employee’s employment shall not be deemed to have been terminated for cause unless Employer shall have given or delivered to Employee (i) reasonable notice setting forth the reasons for Employer’s intention to terminate Employee’s employment for cause, (ii) an opportunity for Employee to cure any such breach during the 30-day period after Employee’s receipt of such notice, (iii) a reasonable opportunity, at any time during the 30-day period after Employee’s receipt of such notice, for Employee, together with his counsel, to be heard before the Board of Directors, and (iv) a Notice of Termination (as defined in Section 2.02(c)) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board of Directors, Employee was guilty of the conduct set forth in any of clauses (i), (ii) or (iii) of the second sentence of this Section 2.02(b). If Employer terminates Employee’s employment for cause pursuant to this Section 2.02(b), (i) Employer shall pay to Employee, within seventy five (75) days following such termination, any base salary and other benefits earned and accrued under this Agreement prior to the termination of employment, excluding any unpaid bonuses, whether or not earned or accrued, and (ii) Employee shall have no further rights to compensation or benefits, or any other rights, hereunder.
(c) Notice of Termination. Any termination of Employee’s employment, other than a termination by reason of death, shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) specifies the termination date (which date shall, except as otherwise expressly provided in this Article 2, be not more than fifteen (15) days after the giving of such Notice). In the event of a termination by Employer for cause, the Notice of Termination shall not be effective unless preceded by satisfaction of the procedural requirements set forth in Section 2.02(b) hereof.
(d) Certain Terminations. Employer may terminate Employee’s employment hereunder at any time for any reason or for no reason by providing a Notice of Termination in accordance with Section 2.02(c). If Employee’s services are terminated by Employer for any reason other than for cause as defined in Section 2.02(b) hereof and other than due to death or disability, except as provided in Section 5.01: (i) Employer shall pay to Employee any base salary and other benefits earned and accrued under this Agreement prior the date of termination, such amount to be paid within seventy five (75) days following such termination, (ii) Employer will continue to pay Employee on its regular payroll dates, for a period of twelve (12) months following such termination, his base salary as of the date of such termination, with such payments to begin on Employer’s first regular payroll date of the seventh month following such termination of employment; provided, that, such first payment shall include an amount equal to Employee’s base salary for the period between the date of termination and the first regular payroll date of the seventh month following such termination, (iii) Employee will not continue to accrue employee benefits, such as paid time off, after Employee’s termination under this Section 2.02(d), and (iv) Employee shall have no further rights hereunder.
Article 3. COMPENSATION
3.01. Cash Compensation. (a) During the period of Employee’s services hereunder, as compensation for such services to Employer pursuant to this Agreement, Employer shall pay to Employee a base salary of $640,000 per year in equal bi-weekly installments. The Board of Directors of Employer may, in its sole discretion from time to time, increase the base compensation to be paid to Employee as provided in this Article 3. Employee will also be eligible to receive bonus compensation, annual or otherwise, in an amount to be determined by Employer’s Board of Directors in its sole discretion, with any such bonus to be paid by March 15th of the year following the year in which it was earned.

(b) Employer will pay Employee, within thirty (30) days following the commencement of the Term, a one-time relocation bonus in the gross amount of $150,000 (the “Relocation Bonus”). The Relocation Bonus will be repaid by Employee in full in the event that Employee does not remain continuously employed by Employer during the first full year of the Term.
(c) All cash compensation paid to Employee will be subject to tax and payroll withholdings and deductions.
3.02. Employee Benefits. During the Term, in addition to the compensation paid to Employee pursuant to Section 3.01 above, Employee shall be entitled to any employment and fringe benefits under Employer’s employment policies and employee benefit plans, as they may exist from time to time, and which are made available by Employer to other similarly situated employees, it being understood that Employee shall be required to make the same contributions and payments in order to receive any of such benefits as may be required of such similarly situated employees. Nothing in this Agreement shall be construed to obligate Employer to institute, maintain, or refrain from changing, amending or discontinuing any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Employer shall have no obligation to secure or otherwise fund any of the aforesaid benefits and arrangements, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.
3.03. Paid Time Off. During the Term, Employee shall be entitled to paid time off in accordance with Employer’s paid time off policies in effect from time to time. Vacation schedules will be coordinated and approved by Employer so as to facilitate the steady ongoing operation of the Business.
3.04. Income and Employment Taxes. Employee shall be an employee of Employer for all purposes. Employer shall withhold amounts from Employee’s compensation in accordance with the requirements of applicable law for federal and state income tax, FICA, FUTA, and other employment or payroll tax purposes. It shall be Employee’s responsibility to report and pay all federal, state, and local taxes arising from Employee’s receipt of compensation hereunder.
3.05. Expenses. Employer shall pay or reimburse Employee for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Employee in the performance of Employee’s services under this Agreement; provided that Employee submits proof of such expenses, with the properly completed forms as prescribed from time to time by Employer in accordance with Employer’s policies and procedures. Employer shall also pay or reimburse Employee for the reasonable cost of moving his family’s household furniture, furnishings and goods from Colorado to Pennsylvania.

Article 4. CERTAIN COVENANTS
4.01. Non-Competition. (a) Employee acknowledges that the services to be rendered by Employee to Employer are of a special and unique character. Employee agrees that, in consideration of his employment hereunder, Employee shall not, prior to two (2) years following the date of termination of Employee’s employment by any member of the Company Group (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere within 50 miles of Employer’s facilities or any other Company Group facility or customer in which, or to whom, Employer has provided services hereunder during the twelve (12) months prior to the date of termination, which is competitive with the business conducted by the Company Group on the date of termination; (ii) solicit or entice or endeavor to solicit or entice away any of the clients, referral sources or payors or customers of any member of the Company Group, either on such Employee’s own account or for any other person, firm, corporation or organization; (iii) employ any person who was a director, officer or employee of any member of the Company Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Company Group; or (iv) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the goodwill of any member of the Company Group or the business reputation or good name of any member of the Company Group or the business reputation or good name of any member of the Company Group, or be otherwise detrimental to the Company Group, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Company Group.
(b) The two (2) year restrictive period above shall be deemed tolled during any period in which Employee is in violation of Employee’s obligations under this Section 4.01. Employee agrees that, in any action to enforce Employee’s obligations, the Company Group shall be entitled to a full two (2) year period of protection, which two (2) year period shall be determined without including any period of Employee’s breach.
4.02. Confidentiality. Employee covenants and agrees that he will not, to the detriment of Employer, at any time during or after the termination of his employment hereunder, reveal, divulge or make known to any person (other than Employer or its officers, employees or agents who need to know such information, or as a result of legal process) or use for his own account or the account of any other person any confidential or proprietary records, data, trade secrets, customer lists or any other confidential or proprietary information whatsoever (the “Confidential Information”) used by Employer and made known (whether or not with the knowledge and permission of Employer, and whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee) to Employee by reason of his association with Employer. Employee further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of Employee and its successors and assigns.

4.03. Non-Solicitation. During the Term, and for a period of two (2) years after the expiration or earlier termination of this Agreement, Employee shall not, directly or indirectly, through any entity, family member or agent, without the express written consent of Employer (which consent may be withheld in Employer’s sole discretion), solicit or contact, cause others to solicit or contact, with a view to engaging or employing, nor shall Employee actually engage or employ, any person who is, or at any time was, an employee or consultant of the Company Group.
4.04. Property of Employer. All written materials, records and documents made by Employee or coming into his possession concerning the Business or affairs of Employer shall be the sole property of Employer and, upon the termination of Employee’s employment hereunder or upon request of Employer at any time, Employee shall promptly deliver the same to Employer and shall retain no copies thereof.
4.05. Enforcement; Remedies. Employee acknowledges and agrees that any breach by his of any of the provisions of Sections 4.01 through 4.04 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Employee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Employer shall have the right and remedy (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedy), which shall be independent and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity (including, without limitation, the recovery of damages), to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. The existence of any claim or cause of action by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
4.06. In General. If any decision-maker determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. The parties hereto understand that each of the covenants of Employee contained in this Article 4 is an essential element of this Agreement. Employee’s obligations under this Article 4 shall survive the termination of this Agreement.

Article 5. CHANGE OF CONTROL
5.01. Payment Due.
(a) Certain Terminations Following a Change of Control. If, during the Term, there should be a Change of Control (as defined in Section 5.02), and within the one-year period immediately following such Change of Control, (A) Employee’s employment with Employer is terminated by Employer without cause as defined in Section 2.02(b) (and not due to death or disability) or (B) Employee terminates Employee’s employment with Employer for Good Reason (as defined below) or because (1) there is a reduction, by Employer, in Employee’s compensation from that in effect immediately prior to such Change of Control or (2) Employee is required by Employer to relocate Employee’s principal place of employment with Employer to a location anywhere other than Employer’s principal executive offices in (or within 25 miles of) Mechanicsburg, Pennsylvania (except for required travel on Employer’s business in a manner that is substantially consistent with Employee’s business travel obligations immediately prior to such Change of Control), then in lieu of any compensation pursuant to Section 2.02(d), (A) Employer will pay to Employee any base salary and other benefits earned and accrued under this Agreement within seventy-five (75) days after the termination date, (B) Employer will pay to Employee a lump sum cash payment equal to his total cash compensation for base salary and bonus for the immediately preceding three completed calendar years (or equal to three times his average total annual cash compensation for base salary and bonus for his years of service to Employer, if less than three years), such payment to be made on the first payroll date coincident with or next following the sixtieth (60th) day after such termination, (C) Employer agrees that such termination would not be voluntary or a termination “for cause” as contemplated by any stock option or other incentive plans of Employer or Holdings and any stock option or other award agreements entered into between Employer or Holdings and Employee (including agreements that may be entered into after the date hereof), and that all unvested, unexercised stock options to purchase stock of Employer or Holdings held by Employee shall become fully vested and exercisable as of the date of such termination, and Employee shall have the right to exercise such options at any time prior to the expiration date of such options, notwithstanding any contrary vesting schedule otherwise applicable to such options, and (D) Employee shall have no further rights to compensation or benefits, or any other rights, hereunder.
(b) Certain Termination Prior to a Change of Control. If (i) Employee’s employment is terminated by Employer other than for cause (and not due to death or disability) during the Term, (ii) within the six-month period following such termination, a Change of Control occurs, and (iii) Employee reasonably demonstrates that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, then in lieu of the payments described in Section 2.02(d)(ii) hereof, Employer shall pay to Employee an amount equal to Employee’s total cash compensation for base salary and bonus for the immediately preceding three completed calendar years (or equal to three times his average total annual cash compensation for base salary and bonus for his years of service to Employer, if less than three years), with such amount to be paid in equal installments on each of Employer’s regular payroll dates over the twelve (12) month period following such termination; provided, however, that the commencement of such payments shall be delayed until the first payroll date of the seventh month following such termination; provided further, that, the first payment made hereunder shall include the payments that otherwise would be made had the delay described in the preceding clause not been imposed.

5.02. Definition of Change of Control.
(a) A “Change of Control” shall mean:
(i) the acquisition during any period of twelve (12) consecutive months, by any Person (as defined below), including a Group (as defined below), of all or substantially all of the assets of the Employer or Holdings (on a consolidated basis), other than a sale or disposition by the Employer or Holdings of all or substantially all of such entity’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Employer or Holdings, as applicable, immediately prior to such sale or disposition, provided that any such transaction satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(vii);
(ii) any Person including a Group, but excluding any stockholder of the Employer or Holdings who immediately prior to the Public Offering beneficially owned 12% or more of the Employer’s or Holdings’ outstanding shares, becomes the beneficial owner of shares of more than 50% of the total number of votes that may be cast for the election of directors of the Employer or Holdings, as applicable, provided that such transaction satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v);
(iii) during any period of twelve (12) consecutive months, the individuals who served on the Board of Directors of Holdings (the “Holdings Board”) as of the beginning of such period (the “Holdings Incumbent Directors”) cease for any reason to constitute at least a majority of the Holdings Board; provided, however, that any Person who becomes a director subsequent to the effective date hereof, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Holdings Incumbent Directors shall for purposes of this clause (iii) be considered a Holdings Incumbent Director; provided further, that such events satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5)(vi)(2); or
(iv) the consummation of a merger or consolidation of the Employer or Holdings in which the stockholders of the Employer or Holdings, as applicable, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, beneficially own, directly or indirectly, shares representing in the aggregate at least 50% of the combined voting power of the voting securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any), provided that such transaction satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v).
Notwithstanding the foregoing, in no event shall a “Change of Control” be deemed to occur for purposes of this Agreement unless the total consideration for the transaction or transactions which would, absent this paragraph, constitute a Change of Control, has a value that is equal to or greater than $3.75 per share of common stock of the Employer or Holdings, as applicable (the “Minimum Value”); provided, however, that such Minimum Value shall be adjusted to reflect changes to such common stock in the event of a stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, or other similar change in the structure or capitalization of the Employer or Holdings.

(b) For purposes of this Section 5.02, (A) the terms “Person,” “Group,” “Beneficial Owner,” and “beneficially own” have the meanings set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (B) the term “Voting Securities” shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions) and (C) the term “Public Offering” means the consummation of the first public offering of shares of common stock of the Employer or Holdings after December 18, 2008 in a firm commitment underwritten offering registered under the Securities Act of 1933, as amended, on Form S-1 or its successor forms.
(c) For purposes of Article 5, Employee shall have “Good Reason” to terminate Employee’s employment after a Change of Control if (i) Employee makes a good faith determination that, as a result of such Change of Control, Employee is unable to perform Employee’s services effectively, or there is any significant adverse change in Employee’s authority or responsibilities, as performed immediately prior to such Change of Control, or (ii) Employer’s obligations under this Article 5 are not assumed by the acquiring entity or any of its affiliates in the event of a Change of Control.
5.03. Claims Procedure. Any claim for benefits under Article 5 of this Agreement by Employee shall be made in writing and sent to Employer at its principal offices in Mechanicsburg, Pennsylvania, or such other place as Employer shall hereafter designate in writing. If Employee, or any beneficiary following Employee’s death (collectively, the “Claimant”), believes he has been denied any benefits or payments under Article 5 of this Agreement, either in total or in an amount less than the full benefit or payment to which the Claimant would normally be entitled, Employer shall advise the Claimant in writing of the amount of the benefit, or payment, if any, and the specific reasons for the denial within thirty (30) days of the receipt of the Claimant’s claim. Employer shall also furnish the Claimant at that time with a written notice containing:
(a) A specific reference to pertinent provisions of this Agreement;
(b) A description of any additional material or information necessary for the Claimant to perfect the claim if possible, and an explanation of why such material or information is needed; and
(c) An explanation of the claim review procedure set forth in this Section 5.03.

Within sixty (60) days of receipt of the information described above, the Claimant shall, if further review is desired, file a written request of reconsideration of Employer’s decision with the Appeal Committee. The Appeal Committee shall consist of those individuals who were serving as the Compensation Committee of the Board of Directors of Employer immediately prior to the Change of Control. The Appeal Committee shall select from its membership a chairperson and a secretary and may adopt such rules and procedures as it deems necessary to carry out its functions. In the event any individual is unable to serve on the Appeal Committee, then the chairperson of the Appeal Committee shall appoint a successor provided such successor must have been a member of the Board of Directors of Employer prior to the Change of Control (“Prior Board Member”). So long as the Claimant’s request for review is pending with the Appeal Committee (including such 60-day period), the Claimant, or his duly authorized representative, may review pertinent documents and may submit issues and comments in writing to the Appeal Committee. A final and binding decision shall be made by the Appeal Committee within thirty (30) days of the filing by the Claimant of the request for reconsideration. The Appeal Committee’s decision shall be conveyed to the Claimant in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of this Agreement on which the decision is based. The Appeal Committee shall discharge its duties under this claims procedure in accordance with the fiduciary standards of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and in doing so, to the extent permitted by law, shall be indemnified and held harmless by Employer (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with Employer) for or against all liability to which the Appeal Committee may be subjected by reason of any act done in good faith with respect to the adjudication of any claim under Article 5 of this Agreement, including reasonable expenses. Notwithstanding anything to the contrary herein contained, the Claimant shall be entitled to submit his claim for determination to any court having competent jurisdiction regardless of whether he has first exercised his right to have Employer’s decision reconsidered by the Appeal Committee.
Article 6. CERTAIN ADDITIONAL PAYMENTS
6.01. If all, or any portion, of the payments or other benefits provided under any section of this Agreement (including, without limitation, Sections 2 and 5 hereof), either alone or together with other payments and benefits which Employee receives or is entitled to receive from the Employer or its affiliates, (whether or not under an existing plan, arrangement or other agreement) (collectively the “Payments”) would constitute an excess “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would result in the imposition on Employee of an excise tax under Section 4999 of the Code, (such excise tax, together with any interest and penalties related thereto, are hereinafter collectively referred to as the “Excise Tax”) then, in addition to any other benefits to which Employee is entitled under this Agreement, Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in cash, in an amount such that after payment by Employee of all taxes including, without limitation, (i) any income taxes (and any interest and penalties imposed with respect thereto) and (ii) any Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Unless Employer and Employee otherwise agree in writing, any determination required under this Article 6, including without limitation, the amount of payments under this Article 6 (the “Parachute Gross- up”) shall be computed and made in writing by Employer’s then independent public accountants (the “Accountants”), whose determination shall be, subject to Employee’s reasonable approval of the calculations required under this Article 6, conclusive and binding upon Employee and Employer for all purposes. For purposes of making the calculations required by this Article 6, the Accountants may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Employee and Employer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article 6. Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article 6.
6.02. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that (i) Gross-Up Payments which will not have been made by the Employer should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder or that (ii) Gross-Up Payments that have been made will be determined to have been in excess of the Gross-Up Payments actually required (an “Overpayment”). In the event that Employee is required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of Employee. In the event that it is finally determined that an Overpayment has occurred, Employee shall promptly, and in any event within thirty (30) days of such determination, refund the amount of the Overpayment, plus any interest actually paid to Employee with respect to the Overpayment, to the Employer. The Employer shall have the right with respect to the determination of either an Underpayment or an Overpayment to require Employee to appeal the assertion of any Underpayment or to claim, and sue for, a refund of any Excise Tax paid by Employee upon any Payment or Gross-Up Payment, provided that the Employer shall promptly reimburse Employee for all expenses, including counsel and accounting fees, incurred in connection with any such proceeding. Alternatively, the Employer may undertake any such proceeding, and Employee shall cooperate with the Employer in any such proceeding.
6.03. Notwithstanding anything contained herein to the contrary, the Gross-Up Payment and any Underpayment shall be made promptly after Employee remits the related taxes, but in no event later than the last day of the taxable year following the taxable year in which Employee pays the taxes giving rise to such Gross-Up Payment or Underpayment.
Article 7. MISCELLANEOUS
7.01. Assignment and Successors. This Agreement shall not be assignable by Employee; and shall be assignable by Employer only to a person, firm or corporation which may become a successor in interest to Employer with respect to the Business or a substantial portion of the Business presently operated by it. Employer will require any purchaser of all or substantially all of the assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such purchase had taken place. As used in this Agreement, Employer shall mean Employer as hereinbefore defined and any purchaser of its assets as aforesaid which executed and delivers the agreement provided for herein.

7.02. Release. As a condition to the payment of any amount required under Section 2.02(d) or Section 5.01 hereof, Employee shall deliver to Employer a general release of liability of Employer and its officers and directors in a form reasonably satisfactory to Employer, such that such release is effective, with all revocation periods having expired unexercised, within sixty (60) days after the date of Employee’s termination.
7.03. Withholding. All payments made pursuant to this Agreement shall be subject to withholding of applicable deductions and income and employment taxes.
7.04. Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be altered or amended except by an agreement in writing.
7.05. Binding Effect. Subject to Section 7.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.
7.06. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails to the following addresses:
If to Employee:
David S. Chernow
7100 E. Crestline Avenue
Greenwood Village, CO 80111
If to Employer:
Select Medical Corporation
4714 Gettysburg Road
Mechanicsburg, PA 17055
Attention: General Counsel

7.07. Waivers and Amendments. This Agreement may be amended, superseded, canceled, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as expressly provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
7.08. Governing Law. This Agreement has been negotiated and executed within the Commonwealth of Pennsylvania, and the validity, interpretation and enforcement of this Agreement shall be governed by the laws of Pennsylvania.
7.09. Headings. The headings of paragraphs in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
7.10. Section 409A of the Code. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Employer. Notwithstanding any other provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Employee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Employee in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Employee’s separation from service or (ii) the 10th business day following Employee’s death. If Employee’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Employee’s employment and which are subject to Code Section 409A shall not be paid until Employee has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar. Any reimbursement to which Employee is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELECT MEDICAL CORPORATION
By:	/s/ Robert A. Ortenzio
Robert A. Ortenzio,
Chief Executive Officer

/s/ David S. Chernow
David S. Chernow